UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2023

STORE Capital LLC

(Exact name of registrant as specified in its charter)

Delaware	001-36739	88-4051712
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8377 East Hartford Drive, Suite 100

Scottsdale, AZ 85255

(Address of Principal Executive Offices, Including Zip Code)

(480) 256-1100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Amendments to Unsecured Credit Agreement

On December 14, 2023, STORE Capital LLC (the “Company”), KeyBank National Association, as administrative agent (the “Administrative Agent”), and the lenders party thereto, entered into a first amendment (the “First Amendment”) to the Credit Agreement, dated as of February 3, 2023 (as amended to date, the “Unsecured Credit Agreement”), by and among the Company, the other lenders identified therein, and the Administrative Agent. The First Amendment increased the capacity for uncommitted incremental term loans and revolving commitments, whether in the form of additional facilities or an increase to the existing facilities, from an aggregate amount for all revolving commitments and term loans under the Unsecured Credit Agreement of up to $2.5 billion to an aggregate amount for all revolving commitments and term loans under the Unsecured Credit Agreement of up to $3.2 billion. In addition, all lenders party to the Unsecured Credit Agreement consented to the Company’s incurrence of future incremental term loans under the Unsecured Credit Agreement that mature earlier or will mature earlier than the latest maturity date of, and/or that have or will have a weighted average life to maturity shorter than, the classes of term loans and revolving commitments outstanding under the Unsecured Credit Agreement immediately prior to the effectiveness of such First Amendment.

Also on December 14, 2023, immediately upon the effectiveness of the First Amendment, the Company, the Administrative Agent, and the lenders party thereto entered into an incremental amendment no. 3 (the “Incremental Amendment No. 3”) to the Unsecured Credit Agreement. Incremental Amendment No. 3 provided for new incremental term loans, constituting a new class of terms loans, under the Unsecured Credit Agreement in an aggregate principal amount of $467.5 million (the “New Term Loans”). The New Term Loans are on the same terms as the existing term loans under the Unsecured Credit Agreement, except that the New Term Loans (a) have a maturity date of July 3, 2026, subject to two 12-month extension options that the Company may exercise pursuant to certain terms and conditions, including payment of an extension fee, and (b) bear interest at floating rates equal to, at the Company’s option, either (i) SOFR plus an applicable margin or (ii) a Base Rate (as defined in the Unsecured Credit Agreement) plus an applicable margin. Depending on the Company’s consolidated total leverage ratio (as defined in the Unsecured Credit Agreement), the spread on the New Term Loans range from 1.20% to 1.80% for SOFR borrowings and from 0.20% to 0.80% for Base Rate borrowings. Subject to the Administrative Agent (at the direction of lenders having more than 50% of the aggregate amount of the commitments and the outstanding term loans of all lenders under the Unsecured Credit Agreement) and the Company agreeing on environmental sustainability metric procedures, and the Company’s satisfaction thereof, the margins applicable to SOFR and Base Rate borrowings with respect to the New Term Loans may be reduced by one basis point. The Unsecured Credit Agreement contains various restrictive financial and nonfinancial covenants which, among other things, require the Company to maintain certain leverage ratios, cash flow and debt service coverage ratios and secured borrowing ratios.

The foregoing description of the First Amendment and Incremental Amendment No. 3 does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements, copies of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2023.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the entry into Incremental Amendment No. 3, the Company used the proceeds from the New Term Loans provided thereunder, together with cash on hand, to repay in full all indebtedness, liabilities and other obligations outstanding under, and terminated, the Credit Agreement, dated as of February 3, 2023 (the “Credit Agreement”), by and among the Company, certain special purpose subsidiaries of the Company (the “Borrowers”), Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Administrative Agent”), Citibank, N.A., as payment agent, and the other lenders and parties identified therein. The Credit Agreement, which had provided for a secured term loan in the original principal amount of $2.0 billion maturing in February 2025, had an outstanding principal balance of $960 million as of September 30, 2023. Upon termination of the Credit Agreement, the Company also terminated the related Property Management and Servicing Agreement, dated as of February 3, 2023 (the “Property Management Agreement”), among the Borrowers, the Company, KeyBank National Association, as back-up manager, and the Administrative Agent. Under the Property Management Agreement, the Company had served as the property manager and special servicer and was responsible for servicing and administering the assets securing the term loan under the Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

On December 20, 2023, the Company issued a press release announcing the completion of the transactions described in this Current Report on Form 8-K, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Press Release, issued December 20, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STORE Capital LLC

Dated: December 20, 2023
	By:	/s/ Chad A. Freed
Chad A. Freed
Executive Vice President – General Counsel

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